UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2012 (March 26, 2012)

Information Services Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33287	20-5261587
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

Two Stamford Plaza

281 Tresser Boulevard

Stamford, CT 06901

(Address of principal executive offices)

(203) 517-3100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 26, 2012, Information Services Group, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Double Black Diamond Offshore Ltd., Black Diamond Offshore Ltd., Carlson Capital, L.P., Asgard Investment Corp. II, Asgard Investment Corp. and Clint D. Carlson (collectively, the “Carlson Group”).

Under the Agreement, the Company agreed to increase the size of the Company’s Board of Directors (the “Board”) from six to seven directors and to appoint Mr. Guillermo Marmol (“Marmol”) as a Class III member of the Board, which has a current term running until the Company’s annual meeting of stockholders (“Annual Meeting”) to be held in 2013, to fill the vacancy, effective no later than ten business days from the execution of the Agreement.

Under the Agreement, during the Standstill Period (as defined below), each member of the Carlson Group will cause all shares of the Company’s common stock owned by such member to be (i) present for quorum purposes at any stockholder meeting where directors will be elected to the Board occurring during the time that Marmol is a member of the Board and (ii) voted in favor of all directors nominated by the Board for election.

The Agreement also imposes certain “standstill” restrictions on the members of the Carlson Group, which run from the date hereof until the earlier of (i) March 26, 2013, (ii) 60 days prior to the date of the 2013 annual meeting or, if the Company adopts advance notice bylaw provisions, 60 days prior to the last day upon which a notice to the Secretary of the Company of nominations of persons for election to the Board or the proposal of business at the 2013 annual meeting of the Company would be considered timely under such advance notice bylaw provisions and (iii) the date, if any, that the Company breaches certain obligations under the Agreement (such period, the “Standstill Period”).  During the Standstill Period, each member of the Carlson Group is prohibited from, among other things and subject to certain limited exceptions: (i) acquiring beneficial ownership of any securities of the Company if, after such acquisition, the member would beneficially own more than 14.99% of the Company’s common stock; (ii) engaging in activities to control or influence the governance or policies of the Company, including by submitting stockholder proposals, nominating candidates for election to the Board or opposing candidates nominated by the Board, attempting to call special meetings of the Company’s stockholders or soliciting proxies with respect to voting securities of the Company; (iii) participating in any “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Company’s common stock or (iv) publicly disparaging any member of the Board or the Company’s management.

The full text of the Agreement is attached as Exhibit 10.1 to this current report and incorporated herein by reference.  The foregoing does not purport to be a complete summary of the Agreement and is qualified in its entirety by reference to Exhibit 10.1.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Marmol was appointed to the Board effective March 26, 2012 under the Agreement described in Item 1.01 of this report.  Upon his appointment, Marmol will become a member of the Audit Committee.

Marmol has not been a participant in, or is to be a participant in, any related-person transaction or proposed related-person transaction required to be disclosed by Item 404(a) of Regulation S-K under the Exchange Act.

Guillermo G. Marmol, age 58, has served as President of Marmol & Associates, a consulting firm that provides advisory services and investment capital to early stage technology companies, since March 2007 and, prior to that, from October 2000 to 2003. He served as Division Vice President and a member of the Executive Committee of Electronic Data Systems Corporation, a global technology services company, from 2003 to 2007, and as a director and Chief Executive Officer of Luminant Worldwide Corporation, an internet professional services company, from 1998 to 2000. He served as Vice President and Chair of the Operating Committee of Perot Systems Corporation, an information technology and business solutions company, from 1995 to 1998. He began his career at McKinsey & Company, a management consulting firm, rising to increasingly senior positions with the firm, including the positions of Director and Senior Partner from 1990 to 1995, and was a leader of the organization and business process redesign practices. Mr. Marmol is a member of the Board of Trustees of the Center for a Free Cuba in Arlington, Virginia and is a member of the Board of Directors of Foot Locker, Inc. and is a member of the Audit Committee and Finance and Strategic Planning Committee of such Board of Directors.

On March 26, 2012, pursuant to the Amended and Restated 2007 Equity Incentive Plan, Marmol received a grant of 26,250 restricted stock units of common stock of the Company.  The restricted stock units shall become vested in three equal installments on each of the first, second and third anniversaries of March 26, 2012 (or earlier in the event of a change of control of the Company or such director’s death or disability).  Also, in July 2012, Marmol will receive a cash payment of $30,000.

The press release dated March 27, 2012 issued by the Company announcing Marmol’s appointment to the Board is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1

Agreement dated as of March 26, 2012 by and among Information Services Group, Inc. and Double Black Diamond Offshore Ltd., Black Diamond Offshore Ltd., Carlson Capital, L.P., Asgard Investment Corp. II, Asgard Investment Corp. and Clint D. Carlson

99.1	Press release dated March 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2012	INFORMATION SERVICES GROUP, INC.

	By:	/s/ Michael P. Connors
Michael P. Connors
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Agreement dated as of March 26, 2012 by and among Information Services Group, Inc. and Double Black Diamond Offshore Ltd., Black Diamond Offshore Ltd., Carlson Capital, L.P., Asgard Investment Corp. II, Asgard Investment Corp. and Clint D. Carlson

99.1	Press release dated March 27, 2012